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Exhibit 21 - Subsidiaries

         The following is a list of all subsidiaries of the Company:

                                       Jurisdiction        Ownership
Name of Subsidiary                   of Incorporation      Percentage
------------------                   ----------------      ----------

Beepers Plus of Nashville, Inc.          Tennessee            100%

Beepers Plus of Memphis, Inc.            Tennessee            100%

Teletouch Licenses, Inc.                 Delaware             100%

Russell's Communications, Inc.           Louisiana            100%

AACS Communications, Inc.                  Texas              100%